CONTACTS
From: Anthony J. DeFazio	For: Michael A. Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires a Commercial Building Located at 1623 Kings Highway in Brooklyn, New York

New York, New York, October 10, 2012 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced that, on October 9, 2012, it closed the acquisition of the fee-simple interest in a commercial building 100% leased to three tenants, Verizon Wireless, Tiger Schulmann’s Mixed Martial Arts and Kickboxing and Interboro Consulting, located at 1623 Kings Highway in Brooklyn, New York, at a purchase price of a $13.25 million, exclusive of closing costs. This acquisition increases the total size of the Company’s portfolio to $226.4 million comprised of 13 properties.

“We are pleased to acquire this well-located building in the Midwood neighborhood of Brooklyn,” noted Michael A. Happel, Chief Investment Officer of the Company. “This acquisition demonstrates our continued focus on acquiring accretive properties in the five boroughs, leased to investment grade and other credit tenants.”

The building contains 19,960 rentable square feet. Two of the leases contain rental escalations of 10.0% every five years and the lease to Interboro Consulting contains a 4.0% annual rental increase. Each lease contains one five-year renewal option. The aggregate annualized straight line rental income for the leased spaces is $1.1 million.

About the Company

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.